UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 26, 2018

GW PHARMACEUTICALS PLC

(Exact name of registrant as specified in its charter)

England and Wales	001-35892	N/A
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Sovereign House,	CB24 9BZ
Vision Park	(Zip Code)
Chivers Way, Histon
Cambridge, CB24 9BZ
United Kingdom
(Address of principal
executive offices)

+44 1223 266 800

Registrant’s telephone number,
including area code

N/A

(Former name or former address,
if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On November 26, 2018, GW Pharmaceuticals plc (the "Company” or "GW"), announced positive top-line results of the second randomized, double-blind, placebo-controlled Phase 3 clinical trial of EPIDIOLEX® (cannabidiol or CBD) CV in the treatment of seizures associated with Dravet syndrome, a rare and severe form of childhood-onset epilepsy. In this trial, EPIDIOLEX, when added to the patient’s current treatment, achieved the primary endpoint of reduction in convulsive seizures for both dose levels (10 mg/kg per day and 20 mg/kg per day) with high statistical significance compared to placebo. Both EPIDIOLEX doses also demonstrated statistically significant improvements on all key secondary endpoints.

Patients aged 2-18 years with a confirmed diagnosis of drug-resistant Dravet syndrome currently uncontrolled on one or more concomitant anti-epileptic drugs (AEDs) were eligible to participate in this Phase 3, randomized, double-blind placebo-controlled trial. The trial randomized 199 patients into three arms, where EPIDIOLEX 20 mg/kg/day (n=67), EPIDIOLEX 10 mg/kg/day (n=67) or placebo (n=65) was added to current AED treatment. On average, patients were taking three AEDs, having previously tried and discontinued on average, four other AEDs. The average age of trial participants was nine years (range 2-18). The median baseline convulsive seizure frequency per month was 12 and the median baseline total seizure frequency per month was 35.

The primary endpoint of the study was the change in convulsive seizure frequency over the 14-week treatment period(2-week titration followed by 12-week maintenance at the target dose) compared to baseline. During the treatment period, patients taking EPIDIOLEX 20 mg/kg/day demonstrated a 46 percent reduction in convulsive seizures while patients taking EPIDIOLEX 10 mg/kg/day achieved a reduction of 49 percent, compared to a 27 percent reduction in patients taking placebo (p=0.0299 and p=0.0095 respectively). Results from the key secondary efficacy endpoints (reduction in total seizures, ≥50% responder analysis, and Caregiver Global Impression of Change) also showed statistical significance of both dose groups of EPIDIOLEX compared to placebo. In the EPIDIOLEX 20 mg/kg/day group, 49 percent of patients achieved a 50 percent or greater reduction in convulsive seizures from baseline over the treatment period, compared to 44 percent of patients taking EPIDIOLEX 10 mg/kg/day, and 26 percent of patients taking placebo (p=0.0069 and p=0.0332 respectively).

The currently available safety data from this trial are consistent with the previous Phase 3 clinical trials. As described in the US prescribing information, the most common adverse reactions in patients receiving EPIDIOLEX (≥10% and greater than placebo) include somnolence; decreased appetite; diarrhea; transaminase elevations; fatigue, malaise, and asthenia; rash; insomnia, sleep disorder and poor-quality sleep; and infections.

Detailed findings from this clinical trial will be reported at a future medical conference and subsequently published in a medical journal.

The EPIDIOLEX clinical development program now includes four randomized, controlled Phase 3 clinical trials in Lennox-Gastaut Syndrome and Dravet syndrome (N=715) and an open-label extension study. The three previously completed Phase 3 studies have been published in The New England Journal of Medicine, and the Lancet. EPIDIOLEX represents the only development program of a plant-derived cannabinoid medication leading to FDA approval.

Forward-Looking Statements

This report contains forward-looking statements that reflect GW's current expectations regarding future events, including statements regarding financial performance, the timing of commercial launch of EPIDIOLEX, the timing of clinical trials, the timing and outcomes of regulatory or intellectual property decisions, the relevance of GW products commercially available and in development, the clinical benefits of EPIDIOLEX (cannabidiol) oral solution and the safety profile and commercial potential of EPIDIOLEX. Forward-looking statements involve risks and uncertainties. Actual events could differ materially from those projected herein and depend on a number of factors, including (inter alia), the success of GW’s research strategies, the applicability of the discoveries made therein, the successful and timely completion and uncertainties related to the regulatory process, and the acceptance of Sativex, EPIDIOLEX and other products by consumer and medical professionals. An additional list and description of risks and uncertainties associated with an investment in GW can be found in GW’s filings with the U.S. Securities and Exchange Commission, including the current report on Form 8-K filed on October 1, 2018. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. GW undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Exhibit Description
99.1	Press Release, dated November 26, 2018, “GW Pharmaceuticals Announces Second Positive Phase 3 Pivotal Trial for EPIDIOLEX® (cannabidiol) oral solution CV in Patients with Dravet Syndrome.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GW Pharmaceuticals plc

By:	/s/ Douglas B. Snyder
Name:	Douglas B. Snyder
Title:	Chief Legal Officer

Date: November 26, 2018